As filed with the Securities and Exchange Commission on April 3, 2006

Registration No. 333- 113689

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Amgen Fremont Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

94-3248826

(I.R.S. Employer Identification No.)

6701 Kaiser Drive

Fremont, California 94555

(510) 608-6500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David J. Scott, Esq.,

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

On March 17, 2004 Amgen Fremont Inc. (formerly known as Abgenix, Inc.) (the “Company”) filed a registration statement on Form S-3 (File No. 333- 113689) (the “Registration Statement”) which registered, for issuance from time to time, $250,000,00 Debt Securities of the Company, Preferred Stock of the Company, Common Stock, par value $0.0001 per share, of the Company and Warrants of the Company. The Registration Statement was declared effective by the Securities and Exchange Commission on August 20, 2004.

On December 14, 2005 the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Amgen Inc., a Delaware corporation (“Amgen”), and Athletics Merger Sub, Inc., a wholly-owned subsidiary of Amgen (“Merger Sub”). Pursuant to the Merger Agreement, among other things, Merger Sub would be merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Amgen (the “Merger”).

On March 29, 2006, the Company held a special meeting of stockholders at which the stockholders adopted the Merger Agreement and the transactions contemplated thereby.

The Merger became effective on April 1, 2006 following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

In anticipation of the closing of the Merger, the Company has terminated all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No.1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on this day of April 3, 2006.

Amgen Fremont Inc.

By:	/s/ DENNIS M. FENTON
Name:	Dennis M. Fenton
Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No.1 to Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date
/s/ DENNIS M. FENTON Dennis M. Fenton	Chairman, President and Chief Executive Officer	April 3, 2006

/s/ RICHARD D.NANULA Richard D. Nanula	Director	April 3, 2006

/s/ DAVID J. SCOTT David J. Scott	Director	April 3, 2006